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                            SCHEDULE 14A INFORMATION

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                                QUICKTURN DESIGN SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 MENTOR GRAPHICS CORPORATION
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                  MENTOR SEEKS MERGER AGREEMENT TO ACQUIRE
              QUICKTURN AT A PRICE GREATER THAN $14 PER SHARE

 --MENTOR FILES SUIT IN DELAWARE TO BLOCK QUICKTURN'S MERGER WITH CADENCE--

WILSONVILLE, OREGON, DECEMBER 15, 1998 -- Mentor Graphics Corporation (Nasdaq:
MENT) announced today that it has sent a letter to Quickturn Design Systems, Inc. (Nasdaq: QKTN) stating that it is prepared to pay more for Quickturn in a negotiated merger transaction than the $14 per share price being proposed by Cadence. The size of Mentor's merger proposal will be influenced by Mentor's due diligence demonstrating greater value for Quickturn and the invalidation of the $10.6 million termination fee, the $3.5 million expense reimbursement fee and the lock-up option for Cadence to purchase 19.9% of Quickturn's common stock contained in the Cadence merger agreement. Mentor is continuing to evaluate its alternatives with respect to its existing tender offer for all of Quickturn's outstanding stock for $12.125 cash per share, which tender offer has not been withdrawn and is scheduled to expire at midnight, New York City time, on January 11, 1999, unless extended.

Mentor also announced that it will file today a new lawsuit against Quickturn, the Quickturn directors and Cadence in the Delaware Court of Chancery. The suit alleges that the Quickturn directors have again breached their fiduciary duties to Quickturn's stockholders and seeks to enjoin consummation of the proposed Cadence merger and to invalidate the termination fees and stock option provisions in the Cadence merger agreement. This latest breach of fiduciary duties by the Quickturn Board members came less than a week after the Delaware Court of Chancery ruled that the Quickturn directors breached their fiduciary duties in adopting a poison pill amendment.

Mentor's complaint challenges the Quickturn Board's failure to maximize stockholder value by deliberately excluding Mentor from the process of selling the company: Quickturn invited Mentor on December 8 to submit a higher proposal to acquire Quickturn, and Mentor advised Quickturn on that date that it would respond to the invitation on December 9; nevertheless, before they received Mentor's proposal, the Quickturn directors approved the Cadence merger agreement on December 8. Prior to announcing the Cadence merger agreement on December 9, Quickturn never told Mentor that responding on


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December 9 would be too late, that Quickturn had decided to sell the company, or that Quickturn was negotiating with a third party.

The letter sent today by Dr. Walden C. Rhines, Mentor President and CEO, to Keith R. Lobo of Quickturn Design Systems, Inc. reads as follows:

                                                       December 15, 1998

Mr. Keith R. Lobo
President and Chief Executive Officer
Quickturn Design Systems, Inc.
55 West Trimble Road
San Jose, California 96131

Dear Keith:

     You and your fellow Quickturn directors have once again seriously breached your fiduciary duties to Quickturn's stockholders.

     Less than two weeks ago, the Delaware Court of Chancery found that you and the other Quickturn directors violated your fiduciary duties to the Quickturn stockholders in your attempt to defeat Mentor's all-cash offer by amending your poison pill. The Court found that you and the other Quickturn directors were "unable to articulate a cogent reason" for your poison pill amendment.

     That ruling should have caused you and the other Quickturn directors to act responsibly and to maximize value for your stockholders.

     After we received the Chancery Court's ruling, I called your Chairman Glen Antle to assure him that Mentor remained willing to discuss a combination of our companies and to consider an increased offer if due diligence showed greater value. Our advisers also called Quickturn representatives who invited us on December 8 to consider presenting a higher offer, even as they denied Mentor the opportunity to conduct any due diligence. Our investment banker and lawyer each separately informed Quickturn on December 8 that Mentor would respond to Quickturn's invitation the very next day. Your investment banker confirmed that responding on December 9 would be acceptable. The last of these conversations between the representatives occurred on the evening of December 8. Instead of waiting to see Mentor's higher offer so as to maximize stockholder value, you went ahead and signed a merger agreement with Cadence the same night, closing the door on the response we promised by 5:00 p.m. the next day.


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                                                                               3


     The actions of the Quickturn Board show that you and your fellow directors learned nothing from the Court's recent finding that you breached your fiduciary duty. When you learned that Mentor was likely to respond to your invitation to submit a higher bid, you rushed to sign a deal with Cadence, instead of waiting less than 24 hours for Mentor's higher offer. To make matters worse, you signed up for a transaction at a price representing only a small increase above our initial offer at a cost to Quickturn stockholders of an excessive break-up fee of 6.9% of the Cadence merger consideration, a lock-up option for Cadence to purchase 19.9% of Quickturn common stock, employment agreements for you and other members of management, and a peculiar provision that gives you the potential power to cause termination of the entire deal if you're not personally happy. To put it simply, you appear to have been willing to sign any deal - no matter how bad it might be for your stockholders -- as long as you got the autonomy and perquisites you wanted.

     We are prepared to pay more for Quickturn in a negotiated merger transaction than the $14 per share price being proposed by Cadence. The size of our merger proposal will be influenced by Mentor's due diligence demonstrating greater value for Quickturn and the invalidation of the $10.6 million termination fee, the $3.5 million expense reimbursement fee and the lock-up option for Cadence to purchase 19.9% of Quickturn's common stock contained in the Cadence merger agreement that was entered into in breach of your fiduciary duties. Furthermore, we are continuing to evaluate our alternatives with respect to our existing tender offer.

     We are also filing suit against you and the other Quickturn directors as well as Cadence in connection with your new breach of your fiduciary duty to your stockholders.

                                                       Very truly yours,


                                                       Walden C. Rhines
                                                       President and
                                                         Chief Executive Officer

Mentor also said the special meeting of Quickturn's stockholders will be held on Friday, January 8, 1999 to consider Mentor's proposals relating to the removal of the current Quickturn Board and to replace the Quickturn directors with five new directors nominated by Mentor. The record date for stockholders to vote at the special meeting is November 10, 1998.


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                                                                               4


The complaint filed in Delaware today and related documents are available on a Mentor World Wide Web site at http://www.mentorg.com/file.

The Dealer Manager for the offer is Salomon Smith Barney. The Information Agent for the Offer is MacKenzie Partners, Inc., which can be reached toll-free at 800-322-2885 or by collect call at 212-929-5500.


Contacts:      Anne M. Wagner/Ry Schwark       Todd Fogarty/Roy Winnick
               Mentor Graphics Corporation     Kekst and Company
               503/685-1462                    212/521-4800

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